Exhibit 10.4

Form of Award Notice for Retention Grant Return on Capital
Performance Shares under the National Fuel Gas Company 2010 Equity
Compensation Plan

Name
Address

Dear         :

    I am pleased to inform you that on [date of grant] the Compensation Committee (“Committee”) of the Board of Directors of National Fuel Gas Company (the “Company”), as part of a special retention award, granted to you (the “Grantee” or “you”) certain Performance Shares under the National Fuel Gas Company 2010 Equity Compensation Plan (the “Plan”), one half of which (numbering      Performance Shares) are subject to a three-year Performance Goal related to return on capital, the other half of which (also numbering      Performance Shares) are subject to a five-year Performance Goal related to return on capital, and all of which are subject to the performance of additional service, as set forth in this Award Notice. Performance Shares are an award, pursuant to Section 9 of the Plan, constituting units denominated in Common Stock, the number of which such units may be adjusted over a Performance Cycle based upon the extent to which Performance Goals have been satisfied.
The Performance Shares covered by this letter agreement (“Award Notice”) may be referred to in this Award Notice as “Your ROC Performance Shares.” Each one-half of Your ROC Performance Shares is referred to in this Award Notice as a “Target Opportunity.” The Plan and the Committee’s Administrative Rules (“Rules”) govern the operation of the Plan, as well as the terms and conditions of Your ROC Performance Shares, and are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan or the Rules.
1.    Performance Cycles, Performance Goals and Service Requirement
The vesting of each one-half of Your ROC Performance Shares is subject to a Performance Goal and the performance of additional service, as set forth in this Award Notice. The Performance Cycle for one half of Your ROC Performance Shares is [start date] through [end date] (“Performance Cycle 1”), and the Performance Cycle for the other half of Your ROC Performance Shares is [start date] through [end date] (“Performance Cycle 2”). The Committee shall determine the extent to which the Performance Goals have been achieved. Such determination dates shall be not later than [date] for Performance Cycle 1 and [date] for Performance Cycle 2.
The Performance Goal for one half of Your ROC Performance Shares shall be the Three-Year Total Return on Capital (as described below) of the Company over Performance Cycle 1, relative to the Three-Year Total Return on Capital of other companies in the Report Group (as defined below) for Performance Cycle 1. The Performance Goal for the other half of Your ROC Performance Shares shall be the Five-Year Total Return on Capital (as described below) of the

Company over Performance Cycle 2, relative to the Five-Year Total Return on Capital of other companies in the Report Group for Performance Cycle 2. Three-Year Total Return on Capital and Five-Year Total Return on Capital for the Company or any member of the Report Group shall mean the average of the returns on capital for each twelve month period corresponding to each of the Company’s fiscal years during a Performance Cycle, based on the data reported for that company in the Bloomberg online database (or, if the Bloomberg database ceases to be available, such alternative publication or service as the Compensation Committee shall designate) for the following group of companies for which data is available for the entire Performance Cycle (the “Report Group”):
Antero Midstream Corporation
Atmos Energy Corporation
CNX Resources Corporation
Coterra Energy Inc.
DT Midstream, Inc.
EQT Corporation
Equitrans Midstream Corp.
Gulfport Energy Corporation
MDU Resources Group Inc.
National Fuel Gas Company
New Jersey Resources Corporation
ONE Gas, Inc.
Range Resources Corporation
SM Energy Company
Southwest Gas Holdings, Inc.
Southwestern Energy Company
Spire Inc.
UGI Corporation
Notwithstanding the foregoing, in comparing the Company’s performance to that of the Report Group, the Committee shall adjust the Company’s Total Return on Capital to include the effect of discontinued operations. To the extent reasonably correctible, the Committee shall correct the reported data for a known error in the reporting of the results of the Company. Furthermore, to the extent a company in the Report Group declares bankruptcy or becomes subject to any bankruptcy, insolvency or similar proceeding, is delisted or liquidated, or ceases operations for any other reason as determined and approved by the Committee, that company shall not be removed from the Report Group and shall be considered to have performed at a level ranking it at the bottom of the Report Group.
The term “Percentile Ranking” as used in this Award Notice in reference to Three-Year Total Return on Capital and Five-Year Total Return on Capital means the percentage determined by dividing:
(A)    the difference between (i) the Company’s rank within the Report Group for the Performance Cycle (measured lowest to highest) based on its Total Return on Capital for the Performance Cycle, and (ii) one (1),

by
(B)    the number of companies (excluding the Company) in the Report Group for that Performance Cycle.
For purposes of determining the Company’s rank within the Report Group, if the Company’s Three-Year Total Return on Capital or Five-Year Total Return on Capital, as applicable, for a Performance Cycle equals that of another company in the Report Group, the Company shall be ranked ahead of such other company.
Subject to your continued employment as provided below, Your ROC Performance Shares shall vest and payment shall be made on Your ROC Performance Shares to the extent the Company achieves the Percentile Ranking detailed below, provided that Your ROC Performance Shares have not previously been forfeited in accordance with applicable terms and conditions.

Company's Percentile Ranking	Percentage of Target Opportunity Paid

< 45th	0%
45th	50%
60th	100%
75th	150%
100th	200%
Notwithstanding the foregoing, if the Company’s Total Return on Capital for a Performance Cycle is negative (less than 0.0), the percentage of Target Opportunity paid for that Performance Cycle shall be capped at 100%. For performance between two established performance levels, the percentage of Target Opportunity paid will be determined by mathematical interpolation.
Any and all of Your ROC Performance Shares representing the percentage of a Target Opportunity not required to be paid shall not vest, and shall be automatically forfeited on the date the Compensation Committee makes its determination as to the extent to which the Performance Goal has been achieved, if not previously forfeited in accordance with the terms and conditions applicable to such Performance Shares.
To the extent the applicable Performance Goals have been achieved, as determined by the Committee, and subject to your continued employment with the Company or its Subsidiaries, Your ROC Performance Shares shall vest in one-fifth (1/5) increments on the sixth through tenth anniversaries of the date of grant, provided that such Performance Shares have not previously been forfeited in accordance with applicable terms and conditions.
2.    Settlement
At the expiration of a Performance Cycle, the Committee shall certify in writing the number of Performance Shares earned on the basis of performance in relation to the Performance Goal. The Committee shall determine whether earned Performance Shares are to be distributed in the form of cash, shares of Common Stock or in a combination thereof, with the value or number of shares payable to be determined based on the Fair Market Value of the Common Stock on the applicable vesting dates. Payments in settlement of Your ROC Performance Shares shall be subject to any applicable deferral election under the National Fuel Gas Company Deferred Compensation Plan for Directors and Officers.
3.    Restrictions on Transferability
Your ROC Performance Shares may not be sold, assigned, transferred or pledged prior to vesting, except that the Committee may permit (on such terms and conditions as it shall establish) some or all of Your ROC Performance Shares to be transferred to a Permitted Transferee in accordance with Section 14(a) of the Plan.
4.    Rights as a Shareholder
You shall not have any right, in respect of Your ROC Performance Shares, to vote on any matter submitted to the Company’s stockholders until such time, if any, as the shares of Common Stock attributable to Your ROC Performance Shares have been issued. Dividend Equivalents shall not be paid or payable on Your ROC Performance Shares before they become earned and vested.
5.    Termination of Employment
In the event your employment with the Company or its Subsidiaries terminates due to your death or Disability, or due to the Company divestiture of one or more Subsidiaries or other business segments, divisions or operations in a transaction that does not otherwise qualify as a Change in Control, you or your designated beneficiary, as the case may be, shall be entitled to a distribution of, and such Performance Shares shall be deemed vested to the extent of, the same number of Your ROC Performance Shares that would have been payable had your service with the Company or its Subsidiaries continued until the end of the ten-year vesting period (pro-rated, in the event termination of employment occurs during a Performance Cycle, to reflect the time period from the commencement of the Performance Cycle through the date of the termination of your service to the Company or its Subsidiaries, relative to the time period from the commencement of the Performance Cycle through the last day of the Performance Cycle), and any of Your ROC Performance Shares that do not vest shall automatically be forfeited.
Notwithstanding Section 11(a)(i) of the Plan, if your employment with the Company or its Subsidiaries terminates due to Retirement prior to a vesting date, the portion of Your ROC Performance Shares associated with that vesting date and with all subsequent vesting dates will be automatically forfeited at the time of such termination of employment. In the event your employment with the Company or its Subsidiaries terminates for any reason other than death, Disability, Retirement, or the Company divestiture of one or more Subsidiaries or other business segments, divisions or operations in a transaction that does not otherwise qualify as a Change in Control, the provisions of the Plan shall control.
6.    Change in Control
Subject to the terms of the Plan and the Rules, in the event of a Change in Control of the Company, each of Your ROC Performance Shares then outstanding shall be deemed earned at the target level of performance for such Award. In addition, the Committee may direct that each of Your ROC Performance Shares be settled in cash with its value determined based on the value received by the shareholders in any transaction that constitutes a Change in Control. The Plan also allows the Committee to reasonably determine in good faith, before a Change in Control, that this Award shall be honored or assumed, or new rights substituted therefore, by your employer or the parent or affiliate of your employer, provided that any such honored, assumed or substituted award must satisfy the requirements set forth in Section 12(b) of the Plan, including “substantially equivalent economic value.”
7.    Adjustments in Common Stock
In the event of an Adjustment Event, including any stock dividend, stock split, merger, consolidation, reorganization, recapitalization or other similar event affecting the Common Stock, the Committee shall equitably adjust, in its discretion, the number of shares subject to this Award Notice. To the extent the Committee deems equitable and appropriate and subject to any required action by shareholders of the Company or of any successor in interest to the Company or any direct or indirect parent corporation of the Company or any such successor, in any Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, Your ROC Performance Shares shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by this Award Notice would have been entitled to receive in connection with such Adjustment Event. Any Committee determination pursuant to this Section 7 shall be final, binding and conclusive.
8.    Authority of Committee
The Committee has the authority to interpret the Plan and all Performance Shares granted thereunder, to establish rules and regulations relating to the Plan and to make all other determinations it believes necessary or advisable for the administration of the Plan. The scope of the Committee’s authority is more fully described in Section 3 of the Plan. All determinations and actions of the Committee are final, conclusive and binding on you.
9.    Miscellaneous
(a)    This Award Notice shall be binding upon and inure to the benefit of the Company (and its successors and assigns) and you (and your heirs, legal representatives and estate) and shall be governed by the laws of the State of New Jersey, and any applicable laws of the United States. The Performance Share award under the Plan does not alter, amend or otherwise affect your employment status with the Company or its subsidiaries. No contract or right of employment shall be implied by this Award Notice.
(b)    The Committee may at any time unilaterally amend any unpaid Performance Shares award, including Awards earned but not yet paid, to the extent it deems appropriate, provided, however, that subject to Section 5(d) of the Plan, any such amendment which is adverse to the Grantee shall require the Grantee’s consent unless the Committee determines that such amendment or modification is necessary or advisable to comply with applicable law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Internal Revenue Code of 1986, as amended.

(c)    If Your ROC Performance Shares are assumed or new Performance Shares are substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Internal Revenue Code of 1986, as amended), employment by such assuming or substituting company or by a parent company or a subsidiary thereof shall be considered for all purposes of this Award Notice to be employment by the Company.
(d)    In consideration of the Grantee’s privilege to participate in the Plan, the Grantee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of the Company to any unauthorized party, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with the Company or its Subsidiaries or after such employment is terminated, and (iii) not to solicit any then current employees of the Company or any other subsidiaries of the Company to join the Grantee at his or her new place of employment after his or her employment with the Company or its Subsidiaries is terminated. Pursuant to 18 U.S.C. § 1833(b), an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, if the individual: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
(e)    This Award Notice, together with the Plan and the Rules, constitutes the entire agreement between the parties with respect to the subject matter hereof. You hereby acknowledge that you have been provided with a copy of the Plan and the Rules, and understand the terms and conditions of these documents and of this Award Notice.
(f)    In the event of the invalidity of any part or provision of this Award Notice, such invalidity shall not affect the enforceability of any other part or provision hereof.
10.    Tax Withholding
The Company will be entitled to deduct from any payment under this Award Notice, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require you to pay to it such tax prior to and as a condition of the making of such payment. Tax withholdings will be in accordance with the Rules.
11.    Securities Law Requirements
The Company will not be required to issue shares in settlement of Your ROC Performance Shares unless and until (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then registered and (b) a registration statement under the Securities Act of 1933 with respect to such shares is then effective. The Board may require you to furnish to the Company, prior to the issuance of any shares of Common Stock in connection with the settlement of Your ROC Performance Shares, an agreement, in such form as the Board may from time to time deem appropriate, in which you represent that the shares you acquired upon such settlement are being acquired for investment and not with a view to the sale or distribution thereof.
12.    Performance Shares Subject to Plan and Rules
Your ROC Performance Shares shall be subject to all the terms and provisions of the Plan, the Rules and this Award Notice, and you shall abide by and be bound by such terms and provisions and all rules, regulations and determinations of the Board or the Committee now or hereafter made in its discretion in connection with the administration of the Plan.
13.    American Jobs Creation Act
In addition to amendments permitted by Section 9(b) above, the Company may make amendments to Your ROC Performance Shares, without your consent, in order to ensure compliance with the American Jobs Creation Act of 2004. And, further, amendments may be made to the Plan to ensure such compliance, which amendments may impact Your ROC Performance Shares.
If the foregoing is acceptable to you, kindly click on the "Sign" button below. You will be directed to a signature box where you will create a digital signature. By signing, you acknowledge that you have read the terms and conditions of the grant and agree to be bound thereby.

Very truly yours,

NATIONAL FUEL GAS COMPANY

By:
[Name]
[Title]